Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Kristen Galfetti

617-498-3362

AMAG Pharmaceuticals Adopts Shareholder Rights Plan

LEXINGTON, MA (September 4, 2009) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today announced that its Board of Directors has adopted a Shareholder Rights Plan (“Rights Plan”) under which all shareholders of record as of September 17, 2009 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to ensure that all AMAG shareholders receive fair and equal treatment in the event that an unsolicited attempt is made to acquire AMAG.  The Rights Plan has not been adopted in response to any specific proposal.  It is intended to provide the Board of Directors with sufficient time to evaluate alternatives and to maximize value to shareholders.

Under the Rights Plan, the Board of Directors declared a non-taxable dividend of one Right for each outstanding share of AMAG Common Stock to shareholders of record as of the close of business on September 17, 2009.  Initially, these Rights will not be exercisable and will trade with the shares of AMAG Common Stock.  The Rights will be exercisable only if a person or group acquires 20% or more of AMAG’s Common Stock or announces a tender offer for 20% or more of AMAG’s Common Stock. Once exercisable, each Right will entitle the holder to purchase from AMAG one one-thousandth of a share of Preferred Stock.

If a person or group acquires 20% or more of AMAG’s Common Stock (an “Acquiring Person”), then each holder of a Right (other than the Acquiring Person or group) would be entitled to purchase, at the exercise price of the Right, such number of shares of AMAG Common Stock having a current value of twice the exercise price of the Right.  In addition, if a person or group becomes an Acquiring Person, then until such Acquiring Person acquires 50% or more of AMAG’s Common Stock, the Board of Directors can exchange Rights, in part or in whole, for AMAG Common Stock.  If AMAG is acquired in a merger or other business combination transaction, each holder of a Right (other than the Acquiring Person or group) would then be entitled to purchase, at the exercise price of the Right, such number of shares of the acquiring company’s common stock having a current value of twice the exercise price of the Right.  The Board of Directors may redeem the Rights or terminate the Rights Plan at any time before a person or group becomes an Acquiring Person.  The Rights will expire on September 17, 2019, ten years from the record date.

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About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary technology for the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  AMAG recently received approval from the U.S. Food and Drug Administration to market Feraheme™ (ferumoxytol) Injection for the treatment of iron deficiency anemia in adult chronic kidney disease patients.  For additional company and product information please visit www.amagpharma.com.

Feraheme™ is a trademark of AMAG Pharmaceuticals, Inc.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to, statements related to the benefits of the Rights Plan and the ability of the Rights Plan to maximize shareholder value in the event of a takeover of AMAG, are forward looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward looking statements. Additional information concerning these and other risks identified in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and subsequent Quarterly Reports on Form 10-Q. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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